Exhibit 3.1

ARTICLES OF AMENDMENT

TO SECOND RESTATED ARTICLES OF INCORPORATION

OF

RADISYS CORPORATION

1. The name of the corporation is RadiSys Corporation (the “Corporation”).

2. The Second Restated Articles of Incorporation of the Corporation (the “Articles”) are amended as follows:

a.	Article IV(A) of the Articles is amended and restated in its entirety as follows:

The aggregate number of shares which the corporation shall have authority to issue shall consist of 100,000,000 shares of common stock, without par value (“Common Stock”), and 5,663,952 shares of preferred stock, par value $.01 per share (“Preferred Stock”).

b.	The number of authorized shares of preferred stock is reduced by 4,336,048 from 10,000,000 to 5,663,952.

c.	There are no remaining shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock outstanding after the reduction of the number of authorized shares.

3. The amendment was adopted on January 29, 2008.

4. Shareholder action was not required to adopt the amendment. The amendment was adopted by the board of directors without shareholder action.

5. The person to contact about this filing is Brian Bronson at (503) 615-1281.

Dated: January 30, 2008.

RADISYS CORPORATION

By:	/s/ Brian Bronson
Name:	Brian Bronson
Title:	Chief Financial Officer